UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2021

FORMA THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39333	37-1657129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Forma Therapeutics Holdings, Inc.

500 Arsenal Street, Suite 100

Watertown, Massachusetts 02472

(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (617) 679-1970

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	FMTX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors.

On June 14, 2021, Forma Therapeutics Holdings, Inc. (the “Company”) announced the appointment of John Bishop, Ph.D., as Chief Technology Officer of the Company, effective June 14, 2021 (the “Effective Date”). In connection with Dr. Bishop’s appointment, the Company has entered into an employment agreement with Dr. Bishop, dated May 28, 2021 (the “Employment Agreement”), pursuant to which Dr. Bishop will serve as Chief Technology Officer of the Company, effective as of the Effective Date. The Employment Agreement, which is in the same form as its standard form of employment agreement with the Company’s other executive officers, provides for “at will” employment and entitles Dr. Bishop to an annual base salary of $425,000 and an initial one-time signing bonus of $165,000. Dr. Bishop is also eligible for annual incentive compensation targeted at 40% of his base salary. Dr. Bishop is eligible to participate in the employee benefit plans generally available to full-time employees, subject to the terms of those plans.

Pursuant to the Employment Agreement, if Dr. Bishop’s employment is terminated by the Company without cause or by Dr. Bishop for good reason within three months prior to and in connection with the closing of a change of control (as such terms are defined in his Employment Agreement and subject to the terms and conditions therein) or the twelve-month period following a change in control, then Dr. Bishop will be entitled to (1) a lump sum cash payment equal to the sum of his then-current annual base salary (or his base salary in effect immediately prior to the change in control, if higher) and his target bonus for the then-current year, (2) full acceleration of all time-based equity awards held by Dr. Bishop, and (3) monthly cash payments equal to the monthly employer contribution that the Company would have made to provide health insurance for Dr. Bishop and any covered dependents until the earliest of (i) the twelve month anniversary of the date of termination, (ii) Dr. Bishop’s eligibility for group medical plan benefits under any other employer’s group medical plan or (iii) the cessation of Dr. Bishop’s continuation rights under Consolidated Omnibus Budget Reconciliation Act (COBRA).

In connection with Dr. Bishop’s appointment, the Compensation Committee (the “Compensation Committee”) of the Company’s board of directors granted Dr. Bishop a stock option to purchase up to 67,000 shares of the Company’s common stock. Twenty-five percent of the shares underlying such option shall vest on June 14, 2022 and the remainder of such shares shall vest in thirty-six equal monthly installments thereafter. The Compensation Committee also granted Dr. Bishop 22,000 restricted stock unit awards (“RSUs”). Twenty-five percent of the RSUs shall vest on June 14, 2022 and an additional twenty-five percent of the remaining RSUs shall vest annually on each anniversary of June 14.

Item 7.01. Regulation FD Disclosure.

On June 14, 2021, in connection with Dr. Bishop’s appointment as Chief Technology Officer, the Company issued a press release titled “Forma Therapeutics Announces Appointment of Industry Veteran John E. Bishop, Ph.D., as Chief Technology Officer,” a copy of which is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01. Exhibits

(d) Exhibits

99.1	Press release issued by Forma Therapeutics Holdings, Inc. on June 14, 2021, furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forma Therapeutics Holdings, Inc.

Date: June 14, 2021	By:	/s/ Jeannette Potts
	Name:	Jeannette Potts, Ph.D., J.D.
	Title:	SVP, General Counsel